EXHIBIT 99.1

Jerrold J. Pellizzon	Dan Matsui/Gene Heller
Chief Financial Officer	Silverman Heller Associates
714-549-0421 x 262	310-208-2550

CERADYNE ANNOUNCES PRICING OF CONCURRENT PUBLIC OFFERINGS
1,800,000 SHARES OF COMMON STOCK AND $110 MILLION OF
SENIOR SUBORDINATED CONVERTIBLE NOTES

Costa Mesa, Calif.-December 14, 2005-Ceradyne, Inc. (Company) (Nasdaq: CRDN) announced today that it has agreed to sell 1,800,000 shares of its common stock at a price of $43.31 per share in an underwritten public offering. The Company has granted the underwriters a 30-day option to purchase up to an additional 270,000 shares of common stock to cover over-allotments. All of the shares are being offered by the Company.

The Company also announced today that, concurrently with its agreement to sell shares of common stock, the Company has agreed to sell $110 million aggregate principal amount of 2.875% senior subordinated convertible notes due 2035 in an underwritten public offering. This represents an increase of $10 million in the aggregate principal amount of notes being offered from the amount announced on December 1, 2005. The Company has granted the underwriters a 13-day option to purchase up to an additional $11 million of notes to cover over-allotments.

The notes will be convertible by holders into shares of the Company’s common stock at an initial conversion rate of 17.1032 shares of common stock per $1,000 principal amount of notes (subject to adjustment in certain circumstances), which represents an initial conversion price of approximately $58.47 per share, under certain circumstances, including if the price of the Company’s common stock reaches, or the trading price of the notes falls below, specified thresholds, if the notes are called for redemption, if specified corporate transactions or fundamental changes occur, or during the 10 trading days prior to maturity of the notes. The Company may redeem the notes at any time after December 20, 2010.

The common stock offering and senior subordinated convertible note offering are being conducted as separate public offerings by means of separate prospectus supplements, and the offerings are not contingent upon each other. The Company expects to close both offerings on or about December 19, 2005.

Citigroup Corporate and Investment Banking, Needham & Company, LLC and Wachovia Securities acted as joint book-running managers of the common stock offering and Adams Harkness, Inc., JMP Securities LLC and Wedbush Morgan Securities Inc. acted as co-managers. Information about this offering is available in the prospectus supplement for the common stock offering filed with the Securities and Exchange Commission. Copies of the prospectus supplement can be obtained from Citigroup Corporate and Investment Banking, Attn: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, (718) 765-6732, Needham & Company, LLC, 445 Park Avenue, Third Floor, New York, NY 10022, (212) 371-8300, or Wachovia Securities, Attn: Equity Capital Markets, 7 St. Paul Street, Baltimore, MD 21202.

Citigroup Corporate and Investment Banking acted as sole book-running manager of the senior subordinated convertible note offering. Wachovia Securities and Needham & Company, LLC acted as co-lead managers of the offering. Information about this offering is available in the prospectus supplement for the senior subordinated convertible note offering filed with the Securities and Exchange Commission. Copies of the prospectus supplement can be obtained from Citigroup Corporate and Investment Banking, Attn: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, (718) 765-6732.

The Company intends to use a portion of the net proceeds from the concurrent offerings to repay all outstanding debt under its credit facility, which was $110.9 million as of September 30, 2005. The balance of the net proceeds will be used for working capital, capital expenditures and other general corporate purposes, including to fund potential acquisitions of businesses, technologies or product lines.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected.  Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements.  These risks and uncertainties are described in the supplemental prospectuses described above, as filed with the Securities and Exchange Commission, and the documents included or incorporated by reference therein.

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